Exhibit 99.1

National Vision Holdings, Inc.
Reports Third Quarter 2023 Financial Results

•Net revenue of $532.4 million, an increase of 6.6% from Q3 2022
•Comparable store sales growth of 3.8% and Adjusted Comparable Store Sales Growth of 4.3% from Q3 2022
•Net loss of $73.8 million and Diluted EPS of $(0.94), inclusive of $79.4 million in non-cash impairment charges related to the termination of the Walmart partnership, compared with Net income of $11.5 million and Diluted EPS of $0.15, respectively, in Q3 2022
•Adjusted Operating Income of $15.7 million compared with $21.5 million in Q3 2022
•Adjusted Diluted EPS of $0.15 compared with $0.15 in Q3 2022
•Announces Cost Savings and Pricing Initiatives

Duluth, Ga. -- November 9, 2023 -- National Vision Holdings, Inc. (NASDAQ: EYE) (“National Vision” or the “Company”) today reported its financial results for the third quarter ended September 30, 2023.
Reade Fahs, National Vision's CEO, said, “Our third quarter results reflect ongoing strength in our managed care business as well as continued progress on our strategic initiatives focused on expanding exam capacity, particularly within America’s Best. We delivered a solid Back to School selling season, supported by our focus on delivering incredible value while offering exceptional customer service.”

Mr. Fahs continued, “I am proud of how our teams have continued to operate with discipline and focus on customer care as we continue to navigate a dynamic macro environment. With the upcoming termination of our Walmart partnership, we have taken actions to mitigate disruption of the business until the transition is completed while identifying opportunities within our cost structure to better align our expense profile with our go-forward operating model. As we look to the balance of this year, we are focused on continuing to execute on our initiatives and remain committed to our mission of making quality eye care and eyewear more affordable and accessible.”

This release includes certain Non-GAAP Financial Measures that are not recognized under generally accepted accounting principles (“GAAP”). Please see “Non-GAAP Financial Measures” and “Reconciliation of Non-GAAP to GAAP Financial Measures” below for more information.

Third Quarter 2023 Summary
•Net revenue increased 6.6% to $532.4 million compared with the third quarter of 2022 primarily due to an increase in Adjusted Comparable Store Sales Growth, growth from new store sales, and higher revenue from the Company's AC Lens business, partially offset by the effect of unearned revenue in the third quarter of 2023 compared with the prior-year quarter. Net revenue includes a (0.3%) impact from the timing of unearned revenue in the current-year quarter compared with the prior-year quarter.
•Comparable store sales growth was 3.8% and Adjusted Comparable Store Sales Growth was 4.3%, both reflecting an increase in customer transactions and higher average ticket. Comparable store sales growth was negatively impacted by the effects of unearned and deferred revenue in the current-year quarter compared with the prior-year quarter.
•The Company opened 21 new stores and ended the quarter with 1,402 stores. Overall, store count grew 5.3% from October 1, 2022 to September 30, 2023.
•Costs applicable to revenue increased 8.3% to $252.0 million compared with the third quarter of 2022. As a percentage of net revenue, costs applicable to revenue increased 70 basis points to 47.3% compared with the third quarter of 2022 and were primarily driven by an increase in optometrist-related costs as well as a reduction in components of service revenue, including product protection plan revenue. These costs were partially offset by ongoing strength in exam revenue as well as a decrease in product costs attributable to higher eyeglass margin and decreased freight expense.

•Selling, general and administrative expenses (SG&A) increased 11.0% to $249.7 million compared with the third quarter of 2022. Adjusted SG&A increased 8.7% to $241.5 million compared with the third quarter of 2022. As a percentage of net revenue, SG&A increased 180 basis points to 46.9% compared with the third quarter of 2022 mainly due to increases in performance-based incentive and stock-based compensation, payroll, and expenses related to the termination of the Walmart partnership, partially offset by advertising leverage. As a percentage of net revenue, Adjusted SG&A increased 90 basis points to 45.4% compared with the third quarter of 2022, driven by increases in performance-based incentive compensation and payroll, partially offset by advertising leverage.
•Depreciation and amortization expense of $24.4 million decreased 1.8% from the prior-year period primarily driven by a decrease in amortization of intangible assets as a result of impairing the Walmart contract and relationship asset during the third quarter of 2023, partially offset by investments in remote medicine technology.
•Net income (loss) decreased to $(73.8) million, inclusive of non-cash impairment charges related to the termination of the Walmart partnership of $79.4 million, compared to $11.5 million in the third quarter of 2022. Net income (loss) margin decreased to (13.9)% compared to 2.3% in the third quarter of 2022.
•Diluted earnings (loss) per share (EPS) decreased to $(0.94), inclusive of non-cash impairment charges related to the termination of the Walmart partnership of $79.4 million, compared to $0.15 in the third quarter of 2022. Adjusted Diluted EPS was $0.15 compared with $0.15 in the third quarter of 2022. The net change in margin on unearned revenue negatively impacted both Diluted EPS and Adjusted Diluted EPS by $0.01.
•Adjusted Operating Income decreased 26.8% to $15.7 million compared with the third quarter of 2022. Adjusted Operating Margin decreased 130 basis points to 3.0% compared with the third quarter of 2022. The net change in margin on unearned revenue negatively impacted net income by $0.9 million and Adjusted Operating Income by $1.3 million.

Nine Months Year-to-Date Summary
•Net revenue increased 5.4% to $1,620.1 million compared with the same period of 2022 and was primarily driven by growth from new store sales, an increase in Adjusted Comparable Store Sales Growth, higher revenue from the Company's AC Lens business and the effect of unearned revenue in the current period compared with the prior-year period. Net revenue includes a 0.3% impact from the timing of unearned revenue in the current-year period compared with the prior-year period.
•Comparable store sales growth was 2.3% and Adjusted Comparable Store Sales Growth was 2.0%, both reflecting an increase in customer transactions and higher average ticket.
•The Company opened 53 new stores, closed five stores, and ended the period with 1,402 stores.
•Costs applicable to revenue increased 7.2% to $753.9 million compared with the same period in 2022. As a percentage of net revenue, compared with the prior-year period, costs applicable to revenue increased 70 basis points to 46.5%, mainly due to an increase in optometrist-related costs and a reduction in other components of service revenue, including product protection plan revenue, as well as other product mix and margin effects. These costs were partially offset by increased exam revenue and the effects from increased eyeglass mix and higher eyeglass margin.
•SG&A increased 9.1% to $743.6 million compared with the same period in 2022. Adjusted SG&A increased 8.4% to $725.1 million compared with the same period of 2022. As a percentage of net revenue, SG&A increased 160 basis points to 45.9% compared with the same period in 2022 mainly due to increases in performance-based incentive compensation, payroll, stock-based compensation, and occupancy expense, partially offset by advertising leverage. As a percentage of net revenue, Adjusted SG&A increased 130 basis points driven by increases in performance-based incentive compensation, payroll, and occupancy expense, partially offset by advertising leverage.
•Depreciation and amortization expense of $74.1 million decreased 1.5% from the prior-year period primarily due to a shift to cloud-based software investments that are amortized in SG&A and a decrease in amortization of intangible assets as a result of impairing the Walmart contracts and relationship asset, partially offset by investments in remote medicine technology and new store openings.
•Net income (loss) decreased to $(49.9) million, inclusive of non-cash impairment charges related to the termination of the Walmart partnership of $79.4 million, and compared to $51.4 million in the same period in 2022. Net income (loss) margin decreased to (3.1)% compared to 3.3% in the same period in 2022.
•Diluted EPS decreased to $(0.64), inclusive of non-cash impairment charges related to the termination of the Walmart partnership of $79.4 million, compared to $0.63 in the same period in 2022. Adjusted Diluted EPS decreased to $0.66 compared to $0.69 in the same period in 2022. The net change in margin on unearned revenue benefited both Diluted EPS and Adjusted Diluted EPS by $0.03.
•Adjusted Operating Income decreased 23.8% to $72.0 million compared with the same period of 2022. Adjusted Operating Margin decreased 180 basis points to 4.4% compared with the same period in 2022. The net change in margin on unearned revenue benefited net income (loss) by $2.6 million and Adjusted Operating Income by $3.4 million.

Balance Sheet and Cash Flow Highlights as of September 30, 2023
•National Vision's cash balance was $265.8 million as of September 30, 2023. The Company had no borrowings under its $300.0 million first-lien revolving-credit facility (“Revolving Loans”), exclusive of letters of credit of $6.4 million.
•Total debt was $562.8 million as of September 30, 2023, consisting of outstanding first-lien term loans, convertible senior notes (“2025 Notes”) and finance lease obligations, net of unamortized discounts.
•Cash flows from operating activities for the first nine months of 2023 were $153.3 million compared to $121.3 million for the same period in 2022. The year-over-year increase was primarily due to timing of incentive compensation-related payments.
•Capital expenditures for the first nine months of 2023 totaled $82.0 million compared to $86.1 million for the third quarter of 2022.

Share Repurchase Program
In the third quarter of 2023, the Company did not repurchase any shares of its common stock. Year to date through September 30, 2023, National Vision repurchased approximately 1.1 million shares for $25.0 million. The Company has $25.0 million remaining under its current share repurchase authorization.
Termination of Walmart Partnership
As previously announced on July 26, 2023, the Company’s partnership with Walmart Inc. (“Walmart”) will be ending in 2024. This includes supplying and operating Vision Centers in 229 Walmart stores, providing contact lens distribution and related services to Walmart and its affiliate, Sam's Club, and arranging for the provision of optometric services at certain Walmart locations in California.
For fiscal 2023, the Company expects its Walmart store operations and the wholesale distribution and related services to Walmart and its affiliate, Sam's Club, included in its AC Lens operations recorded in the Corporate/Other segment to generate approximately $355 million in revenue. The remaining portion of the AC Lens operations, which is immaterial from an earnings perspective, will be wound down in conjunction with the wholesale distribution and e-commerce contact lens services, and is expected to generate approximately $45 million in sales for fiscal 2023. Combined, the Walmart store operations and the AC Lens operations are expected to generate approximately $400 million in revenue and Earnings before income tax of approximately $15 million.
The annualized direct and indirect costs associated with these operations for fiscal 2023 are expected to be approximately $385 million. The Company expects these costs to be wound down in conjunction with the contract termination dates, and includes the plan to consolidate the Company's distribution network with the closing of its Ohio distribution center, which primarily supports the AC Lens operations. The Company currently expects approximately 7% of its total associate headcount to be impacted by the termination of the Walmart partnership and the wind down of the AC Lens operations.
The Company recorded non-cash impairment charges of $79.4 million related to the termination of the Walmart partnership for the three months ended September 30, 2023, including $60.1 million related to goodwill, $9.1 million related to contracts and relationships, and $10.2 million related to property and equipment.
Cost Savings & Pricing Initiatives
The Company has announced that beginning in 2024, it will be implementing an incremental expense reduction program targeting annualized savings in the range of  $10 million to $12 million. The program will focus on streamlining corporate overhead including optimizing non-customer facing labor costs, as well as reducing travel expenses and third-party spend.
This program, together with the expected benefits from non-headline pricing actions the Company is planning to take, is expected to more than offset the profitability gap created by the termination of the Walmart partnership.

Fiscal 2023 Outlook
National Vision's fiscal 2023 outlook reflects current expected or estimated impacts related to macro-economic factors, including inflation, geopolitical instability and risks of recession, as well as constraints on exam capacity; however, the ultimate impact of these factors on the Company’s financial outlook remains uncertain with dynamic market conditions and the outlook shown below assumes no material deterioration to the Company’s current business operations as a result of such factors or as a result of the termination of the Walmart partnership.

The Company is providing the following updated outlook for the 52 weeks ending December 30, 2023:

	Current Fiscal-2023 Outlook	Prior Fiscal-2023 Outlook
New Stores	65 to 70	65 to 70
Adjusted Comparable Store Sales Growth[1]	~2%	0% to 3%
Net Revenue	$2.115 billion to $2.125 billion	$2.075 billion to $2.135 billion
Adjusted Operating Income	$60 million to $65 million	$48 million to $66 million
Adjusted Diluted EPS[2]	$0.53 to $0.58	$0.42 to $0.60
Depreciation and Amortization[3]	$99 million to $101 million	$99 million to $101 million
Interest[4]	~$3 million	~$3 million
Tax Rate[5]	26% to 28%	26% to 28%
Capital Expenditures	$115 million to $120 million	$115 million to $120 million

[1] Refer to the Reconciliation of Adjusted Comparable Stores Sales Growth to Total Comparable Store Sales Growth.
[2] Assumes approximately 78 million shares and does not include 12.9 million shares attributable to the 2025 Notes and shares from stock-based compensation awards as the Company anticipates them to be anti-dilutive to earnings per share for fiscal year 2023.
[3] Includes amortization of acquisition intangibles of approximately $5.3 million, which is excluded in the definition of Adjusted Operating Income and reflects the anticipated impact of the intangible asset impairment in connection with the termination of the Walmart agreements.
[4] Before the impact of gains or losses on change in fair value of derivatives and charges related to amortization of debt discounts and deferred financing costs.
[5] Excluding the impact of vesting of restricted stock units and stock option exercises.

The fiscal 2023 outlook information provided above includes Adjusted Operating Income and Adjusted Diluted EPS guidance, which are non-GAAP financial measures management uses in measuring performance. The Company is not able to reconcile these forward-looking non-GAAP measures to GAAP without unreasonable efforts because it is not possible to predict with a reasonable degree of certainty the actual impact of certain items and unanticipated events, including taxes and non-recurring items, which would be included in GAAP results. The impact of such items and unanticipated events could be potentially significant.
The fiscal 2023 outlook is forward-looking, subject to significant business, economic, regulatory and competitive uncertainties and contingencies, many of which are beyond the control of the Company and its management, and based upon assumptions with respect to future decisions, which are subject to change. Actual results may vary and those variations may be material. As such, the Company’s results may not fall within the ranges contained in its fiscal 2023 outlook. The Company uses these forward-looking measures internally to assess and benchmark its results and strategic plans. See “Forward-Looking Statements” below.

Conference Call Details
The Company will host a conference call to discuss its third quarter 2023 financial results and fiscal-year 2023 guidance today, November 9, 2023, at 8:30 a.m. Eastern Time. To pre-register for the conference call and obtain a dial-in number and passcode please refer to the “Investors” section of the Company’s website at www.nationalvision.com/investors. A live audio webcast of the conference call will be available on the “Investors” section of the Company’s website at www.nationalvision.com/investors, where presentation materials will be posted prior to the conference call. A replay of the audio webcast will also be archived on the “Investors” section of the Company’s website.

About National Vision Holdings, Inc.
National Vision Holdings, Inc. is the second largest optical retail company in the United States (by sales) with more than 1,400 retail stores in 44 states and Puerto Rico. With a mission of helping people by making quality eye care and eyewear more affordable and accessible, the Company operates five retail brands: America’s Best Contacts & Eyeglasses, Eyeglass World, Vision Centers inside select Walmart stores, and Vista Opticals inside select Fred Meyer stores and on select military bases, and several e-commerce websites, offering a variety of products and services for customers’ eye care needs.

Forward-Looking Statements
This press release contains forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended (the “Securities Act”) and Section 21E of the Securities Exchange Act of 1934. These statements include, but are not limited to, statements contained under “Fiscal 2023 Outlook” as well as other statements related to our current beliefs and expectations regarding the performance of our industry, the Company’s strategic direction, market position, prospects including remote medicine and optometrist recruiting and retention initiatives, and future results. You can identify these forward-looking statements by the use of words such as “outlook,” “guidance,” “believes,” “expects,” “potential,” “continues,” “may,” “will,” “should,” “could,” “seeks,” “projects,” “predicts,” “intends,” “plans,” “estimates,” “anticipates” or the negative version of these words or other comparable words. Caution should be taken not to place undue reliance on any forward-looking statement as such statements speak only as of the date when made. We undertake no obligation to publicly update or review any forward-looking statement, whether as a result of new information, future developments or otherwise, except as required by law. Forward-looking statements are not guarantees and are subject to various risks and uncertainties, which may cause actual results to differ materially from those implied in forward-looking statements. Such factors include, but are not limited to, market volatility and an overall decline in the health of the economy and other factors impacting consumer spending, including inflation and uncertainty in financial markets (including as a result of recent events affecting financial institutions); our ability to recruit and retain vision care professionals for our stores and remote medicine offerings in general and in light of the pandemic; our ability to compete successfully; our ability to successfully open new stores and enter new markets; our ability to expand our remote medicine offerings and electronic health records capabilities; our ability to maintain the performance of our Host and Legacy brands and our current operating relationships with our Host and Legacy partners; our ability to successfully navigate the termination of our Walmart partnership, including the transition period; our ability to maintain sufficient levels of cash flow from our operations to execute or sustain our growth strategy or obtain additional financing at satisfactory terms or at all; the impact of wage rate increases, inflation, cost increases and increases in raw material prices and energy prices; our growth strategy straining our existing resources and causing the performance of our existing stores to suffer; the COVID-19 pandemic and future resurgences, and related impacts including federal, state, and local governmental actions in response thereto; customer behavior in response to the pandemic, including the impact of such behavior on in-store traffic and sales; our ability to successfully and efficiently implement our marketing, advertising and promotional efforts; risks associated with leasing substantial amounts of space, including future increases in occupancy costs; the impact of certain technological advances, and the greater availability of, or increased consumer preferences for, vision correction alternatives to prescription eyeglasses or contact lenses, and future drug development for the correction of vision-related problems; our ability to retain our existing senior management team and attract qualified new personnel; our ability to manage our inventory; seasonal fluctuations in our operating results and inventory levels; risks associated with our e-commerce and omni-channel business; the loss of, or disruption in the operations of, one or more of our distribution centers and/or optical laboratories, resulting in the inability to fulfill customer orders and deliver our products in a timely manner; risk of losses arising from our investments in technological innovators in the optical retail industry including artificial intelligence; risks associated with environmental, social and governance issues, including climate change; risks associated with vendors from whom our products are sourced, including our dependence on a limited number of suppliers; our ability to develop, maintain and extend relationships with managed vision care companies, vision insurance providers and other third-party payors; our ability to effectively operate our information technology systems and prevent interruption or security breach; our reliance on third-party coverage and reimbursement, including government programs, for an increasing portion of our revenues; our ability to adhere to extensive state, local and federal vision care and healthcare laws and regulations; our compliance with managed vision care laws and regulations; our ability to adhere to changing state, local and federal privacy, data security and data protection laws and regulations; product liability, product recall or personal injury issues; our failure to comply with, or changes in, laws, regulations, enforcement activities and other requirements; the impact of any adverse litigation judgments or settlements resulting from legal proceedings relating to our business operations; our ability to adequately protect our intellectual property; our significant amount of indebtedness and our ability to generate sufficient cash flow to satisfy our debt obligations; a change in interest rates as well as changes in benchmark rates and uncertainty related to the foregoing; restrictions in our credit agreement that limits our flexibility in operating our business; potential dilution to existing stockholders upon the conversion of our convertible notes; and risks related to owning our common stock (including the timing, manner and volume of repurchases of common stock pursuant to our share repurchase program), including our ability to comply with requirements to design and implement and maintain effective internal controls. Additional information about these and other factors that could cause National Vision’s results to differ materially from those described in the forward-looking statements can be found in filings by National Vision with the Securities and Exchange Commission (“SEC”), including our latest Annual Report on Form 10-K and subsequent Quarterly Reports on Form 10-Q, which are accessible on the SEC’s website at www.sec.gov. These factors should not be construed as exhaustive and should be read in conjunction with the other cautionary statements that are included in this release and in our filings with the SEC.
Non-GAAP Financial Measures
To supplement the Company’s financial information presented in accordance with GAAP and aid understanding of the Company’s business performance, the Company uses certain non-GAAP financial measures, namely “EBITDA,” “Adjusted Operating Income,” “Adjusted Operating Margin,” “Adjusted EBITDA,” “Adjusted EBITDA Margin,” “Adjusted Diluted EPS,” “Adjusted Comparable Stores Sales Growth,” “Adjusted SG&A,” and “Adjusted SG&A Percent of Net Revenue.” We believe EBITDA, Adjusted Operating Income, Adjusted Operating Margin, Adjusted EBITDA, Adjusted EBITDA Margin, Adjusted Diluted EPS, Adjusted SG&A and Adjusted SG&A Percent of Net Revenue assist investors and analysts in comparing our operating performance across reporting periods on a consistent basis by excluding items that we do not believe are indicative of our core operating performance. Management believes these non-GAAP financial measures are useful to investors in highlighting trends in our operating performance, while other measures can differ significantly depending on long-term strategic decisions regarding capital structure, the tax jurisdictions in which we operate and capital investments. Management uses these non-GAAP financial measures to supplement GAAP measures of performance in the evaluation of the effectiveness of our business strategies, to make budgeting decisions, to establish discretionary annual incentive compensation and to compare our performance against that of other peer companies using similar measures. Management supplements GAAP results with non-GAAP financial measures to provide a more complete understanding of the factors and trends affecting the business than GAAP results alone.
To supplement the Company’s comparable store sales growth presented in accordance with GAAP, the Company provides “Adjusted Comparable Store Sales Growth,” which is a non-GAAP financial measure we believe is useful because it provides timely and accurate information relating to the two core metrics of retail sales: number of transactions and value of transactions. Management uses Adjusted Comparable Store Sales Growth as the basis for key operating decisions, such as allocation of advertising to particular markets and implementation of special marketing programs. Accordingly, we believe that Adjusted Comparable Store Sales Growth provides timely and accurate information relating to the operational health and overall performance of each brand. We also believe that, for the same reasons, investors find our calculation of Adjusted Comparable Store Sales Growth to be meaningful.
EBITDA: We define EBITDA as net income (loss), plus interest expense (income), net, income tax provision (benefit), and depreciation and amortization.
Adjusted Operating Income: We define Adjusted Operating Income as net income (loss), plus interest expense (income), net and income tax provision (benefit), further adjusted to exclude stock-based compensation expense, loss on extinguishment of debt, asset impairment, litigation settlement, secondary offering expenses, management realignment expenses, long-term incentive plan expenses, amortization of acquisition intangibles, Enterprise Resource Planning (“ERP”) implementation expenses and certain other expenses.
Adjusted Operating Margin: We define Adjusted Operating Margin as Adjusted Operating Income as a percentage of net revenue.
Adjusted EBITDA: We define Adjusted EBITDA as net income (loss), plus interest expense (income), net, income tax provision (benefit) and depreciation and amortization, further adjusted to exclude stock-based compensation expense, loss on extinguishment of debt, asset impairment, litigation settlement, secondary offering expenses, management realignment expenses, long-term incentive plan expenses, ERP implementation expenses and certain other expenses.
Adjusted EBITDA Margin: We define Adjusted EBITDA Margin as Adjusted EBITDA as a percentage of net revenue.
Adjusted Diluted EPS: We define Adjusted Diluted EPS as diluted earnings (loss) per share, adjusted for the per share impact of stock-based compensation expense, loss on extinguishment of debt, asset impairment, litigation settlement, secondary offering expenses, management realignment expenses, long-term incentive plan expenses, amortization of acquisition intangibles, amortization of debt discounts and deferred financing costs of our term loan borrowings, amortization of the conversion feature and deferred financing costs related to our 2025 Notes when not required under U.S. GAAP to be added back for diluted earnings (loss) per share, losses (gains) on change in fair value of derivatives, ERP implementation expenses, certain other expenses, and tax expense (benefit) from stock-based compensation, less the tax effect of these adjustments.
Adjusted SG&A: We define Adjusted SG&A as SG&A, adjusted to exclude stock-based compensation expense, litigation settlement, secondary offering expenses, management realignment expenses, long-term incentive plan expense, ERP implementation expenses and certain other expenses.
Adjusted SG&A Percent of Net Revenue: We define Adjusted SG&A Percent of Net Revenue as Adjusted SG&A as a percentage of net revenue.

Adjusted Comparable Store Sales Growth: We measure Adjusted Comparable Store Sales Growth as the increase or decrease in sales recorded by the comparable store base in any reporting period, compared to sales recorded by the comparable store base in the prior reporting period, which we calculate as follows: (i) sales are recorded on a cash basis (i.e. when the order is placed and paid for or submitted to a managed care payor, compared to when the order is delivered), utilizing cash basis point of sale information from stores; (ii) stores are added to the calculation during the 13th full fiscal month following the store’s opening; (iii) closed stores are removed from the calculation for time periods that are not comparable; (iv) sales from partial months of operation are excluded when stores do not open or close on the first day of the month; and (v) when applicable, we adjust for the effect of the 53rd week. Quarterly, year-to-date and annual adjusted comparable store sales are aggregated using only sales from all whole months of operation included in both the current reporting period and the prior reporting period. When a partial month is excluded from the calculation, the corresponding month in the subsequent period is also excluded from the calculation. There may be variations in the way in which some of our competitors and other retailers calculate comparable store sales. As a result, our adjusted comparable store sales may not be comparable to similar data made available by other retailers.
EBITDA, Adjusted Operating Income, Adjusted Operating Margin, Adjusted EBITDA, Adjusted EBITDA Margin, Adjusted Diluted EPS, Adjusted SG&A, Adjusted SG&A Percent of Net Revenue and Adjusted Comparable Store Sales Growth are not recognized terms under U.S. GAAP and should not be considered as an alternative to net income (loss) or the ratio of net income (loss) to net revenue as a measure of financial performance, SG&A, the ratio of SG&A to net revenue as a measure of financial performance, cash flows provided by operating activities as a measure of liquidity, comparable store sales growth as a measure of operating performance, or any other performance measure derived in accordance with U.S. GAAP. Additionally, these measures are not intended to be a measure of free cash flow available for management’s discretionary use as they do not consider certain cash requirements such as interest payments, tax payments and debt service requirements. The presentations of these measures have limitations as analytical tools and should not be considered in isolation, or as a substitute for analysis of our results as reported under U.S. GAAP. Because not all companies use identical calculations, the presentations of these measures may not be comparable to other similarly titled measures of other companies and can differ significantly from company to company.
Please see “Reconciliation of Non-GAAP to GAAP Financial Measures” below for reconciliations of non-GAAP financial measures used in this release to their most directly comparable GAAP financial measures.

National Vision Holdings, Inc. and Subsidiaries
Condensed Consolidated Balance Sheets
In Thousands, Except Par Value
(Unaudited)

	As of September 30, 2023	As of December 31, 2022
ASSETS
Current assets:
Cash and cash equivalents	$265,815	$229,425
Accounts receivable, net	76,640	79,892
Inventories	120,583	123,158
Prepaid expenses and other current assets	37,024	41,361
Total current assets	500,062	473,836

Noncurrent assets:
Property and equipment, net	358,010	359,775
Goodwill	717,544	777,613
Trademarks and trade names	240,547	240,547
Other intangible assets, net	20,814	34,669
Right of use assets	402,788	382,825
Other assets	26,669	21,981
Total noncurrent assets	1,766,372	1,817,410
Total assets	$2,266,434	$2,291,246

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities:
Accounts payable	$62,882	$65,276
Other payables and accrued expenses	113,378	94,225
Unearned revenue	40,082	41,239
Deferred revenue	64,061	62,201
Current maturities of long-term debt and finance lease obligations	10,636	4,137
Current operating lease obligations	82,489	77,186
Total current liabilities	373,528	344,264

Noncurrent liabilities:
Long-term debt and finance lease obligations, less current portion and debt discount	552,191	563,388
Noncurrent operating lease obligations	374,810	358,110
Deferred revenue	22,116	21,601
Other liabilities	9,786	8,900
Deferred income taxes, net	93,651	93,870
Total non-current liabilities	1,052,554	1,045,869
Commitments and contingencies
Stockholders’ equity:
Common stock, $0.01 par value; 200,000 shares authorized; 84,652 and 84,273 shares issued as of September 30, 2023 and December 31, 2022, respectively; 78,179 and 78,992 shares outstanding as of September 30, 2023 and December 31, 2022, respectively	846	842
Additional paid-in capital	783,355	767,112
Accumulated other comprehensive loss	(611)	(1,179)
Retained earnings	270,603	320,517
Treasury stock, at cost; 6,473 and 5,281 shares as of September 30, 2023 and December 31, 2022, respectively	(213,841)	(186,179)
Total stockholders’ equity	840,352	901,113
Total liabilities and stockholders’ equity	$2,266,434	$2,291,246

National Vision Holdings, Inc. and Subsidiaries
Condensed Consolidated Statements of Operations and Comprehensive Income
In Thousands, Except Earnings Per Share
(Unaudited)

	Three Months Ended		Nine Months Ended
	September 30, 2023	October 1, 2022	September 30, 2023	October 1, 2022
Revenue:
Net product sales	$435,556	$410,701	$1,333,242	$1,265,554
Net sales of services and plans	96,800	88,506	286,823	270,919
Total net revenue	532,356	499,207	1,620,065	1,536,473
Costs applicable to revenue (exclusive of depreciation and amortization):
Products	167,407	160,645	508,023	488,225
Services and plans	84,619	72,155	245,894	215,179
Total costs applicable to revenue	252,026	232,800	753,917	703,404
Operating expenses:
Selling, general and administrative expenses	249,705	225,028	743,598	681,411
Depreciation and amortization	24,407	24,852	74,149	75,248
Asset impairment	80,834	1,263	82,114	5,178
Other expense (income), net	(19)	(95)	(153)	170
Total operating expenses	354,927	251,048	899,708	762,007
Income (loss) from operations	(74,597)	15,359	(33,560)	71,062
Interest expense (income), net	3,722	(1,977)	10,425	(2,158)
Earnings (loss) before income taxes	(78,319)	17,336	(43,985)	73,220
Income tax provision (benefit)	(4,521)	5,834	5,929	21,837
Net income (loss)	$(73,798)	$11,502	$(49,914)	$51,383

Earnings (loss) per share:
Basic	$(0.94)	$0.15	$(0.64)	$0.64
Diluted	$(0.94)	$0.15	$(0.64)	$0.63
Weighted average shares outstanding:
Basic	78,163	78,910	78,328	80,133
Diluted	78,163	79,304	78,328	93,477

Comprehensive income (loss):
Net income (loss)	$(73,798)	$11,502	$(49,914)	$51,383
Unrealized gain on hedge instruments	255	255	763	762
Tax provision of unrealized gain on hedge instruments	65	65	195	194
Comprehensive income (loss)	$(73,608)	$11,692	$(49,346)	$51,951
Note: Diluted EPS related to the 2025 Notes is calculated using the if-converted method. The 2025 Notes were dilutive for the nine months ended October 1, 2022. The Company added back $7.1 million in interest expense (after tax) related to the 2025 Notes and assumed conversion of the 2025 Notes at the beginning of the period.

National Vision Holdings, Inc. and Subsidiaries
Condensed Consolidated Statements of Cash Flows
In Thousands
(Unaudited)

	Nine Months Ended
	September 30, 2023	October 1, 2022
Cash flows from operating activities:
Net income (loss)	$(49,914)	$51,383
Adjustments to reconcile net income (loss) to net cash provided by operating activities:
Depreciation and amortization	74,149	75,248
Amortization of debt discount and deferred financing costs	2,604	2,456
Asset impairment	82,114	5,178
Deferred income tax expense (benefit)	(413)	4,652
Stock-based compensation expense	15,040	10,540
Losses (gains) on change in fair value of derivatives	(1,942)	(16,724)
Inventory adjustments	2,886	2,218
Other	2,283	3,531
Changes in operating assets and liabilities:
Accounts receivable	2,743	(8,896)
Inventories	(311)	(582)
Operating lease right of use assets and lease liabilities	59	262
Other assets	4,797	3,070
Accounts payable	(2,394)	4,648
Deferred and unearned revenue	1,218	752
Other liabilities	20,353	(16,399)
Net cash provided by operating activities	153,272	121,337
Cash flows from investing activities:
Purchase of property and equipment	(81,965)	(86,120)
Other	(614)	53
Net cash used for investing activities	(82,579)	(86,067)
Cash flows from financing activities:
Repayments on long-term debt	(1,875)	(4)
Proceeds from issuance of common stock	1,326	2,515
Purchase of treasury stock	(27,662)	(83,676)
Payments of debt issuance costs	(2,869)	—
Payments on finance lease obligations	(3,085)	(3,459)
Net cash used for financing activities	(34,165)	(84,624)
Net change in cash, cash equivalents and restricted cash	36,528	(49,354)
Cash, cash equivalents and restricted cash, beginning of year	230,624	306,876
Cash, cash equivalents and restricted cash, end of period	$267,152	$257,522

Supplemental cash flow disclosure information:
Cash paid for interest	$6,378	$11,000
Cash paid for taxes	$6,338	$6,617
Capital expenditures accrued at the end of the period	$8,969	$11,167

National Vision Holdings, Inc. and Subsidiaries
Reconciliation of Non-GAAP to GAAP Financial Measures
In Thousands, Except Earnings Per Share
(Unaudited)

Reconciliation of Adjusted Operating Income to Net Income (loss)
	Three Months Ended		Nine Months Ended
In thousands	September 30, 2023	October 1, 2022	September 30, 2023	October 1, 2022
Net income (loss)	$(73,798)	$11,502	$(49,914)	$51,383
Interest expense (income), net	3,722	(1,977)	10,425	(2,158)
Income tax provision (benefit)	(4,521)	5,834	5,929	21,837
Stock-based compensation expense (a)	5,252	3,168	15,040	10,540
Asset impairment (b)	80,834	1,263	82,114	5,178
Amortization of acquisition intangibles (c)	977	1,872	4,721	5,616
ERP implementation expenses (f)	173	—	173	—
Other (g)	3,068	(199)	3,540	2,151
Adjusted Operating Income	$15,707	$21,463	$72,028	$94,547

Net income (loss) margin	(13.9)%	2.3%	(3.1)%	3.3%
Adjusted Operating Margin	3.0%	4.3%	4.4%	6.2%
Note: Percentages reflect line item as a percentage of net revenue, adjusted for rounding.

Reconciliation of EBITDA and Adjusted EBITDA to Net Income (loss)
	Three Months Ended		Nine Months Ended
In thousands	September 30, 2023	October 1, 2022	September 30, 2023	October 1, 2022
Net income (loss)	$(73,798)	$11,502	$(49,914)	$51,383
Interest expense (income), net	3,722	(1,977)	10,425	(2,158)
Income tax provision (benefit)	(4,521)	5,834	5,929	21,837
Depreciation and amortization	24,407	24,852	74,149	75,248
EBITDA	(50,190)	40,211	40,589	146,310

Stock-based compensation expense (a)	5,252	3,168	15,040	10,540
Asset impairment (b)	80,834	1,263	82,114	5,178
ERP implementation expenses (f)	173	—	173	—
Other (g)	3,068	(199)	3,540	2,151
Adjusted EBITDA	$39,137	$44,443	$141,456	$164,179

Net income (loss) margin	(13.9)%	2.3%	(3.1)%	3.3%
Adjusted EBITDA Margin	7.4%	8.9%	8.7%	10.7%
Note: Percentages reflect line item as a percentage of net revenue, adjusted for rounding.

Reconciliation of Adjusted Diluted EPS to Diluted EPS
	Three Months Ended		Nine Months Ended
Shares in thousands, except per share amounts	September 30, 2023	October 1, 2022	September 30, 2023	October 1, 2022
Diluted EPS	$(0.94)	$0.15	$(0.64)	$0.63
Stock-based compensation expense (a)	0.07	0.04	0.19	0.11
Asset impairment (b)	1.03	0.02	1.05	0.06
Amortization of acquisition intangibles (c)	0.01	0.02	0.06	0.06
Amortization of debt discount and deferred financing costs (d)	0.01	0.01	0.03	0.01
Losses (gains) on change in fair value of derivatives (e)	0.03	(0.08)	0.08	(0.18)
ERP implementation expenses (f)	0.00	—	0.00	—
Other (j)	0.04	(0.00)	0.05	0.02
Tax expense (benefit) from stock-based compensation (h)	0.00	(0.00)	0.01	0.00
Tax effect of total adjustments (i)	(0.11)	(0.00)	(0.17)	(0.02)
Adjusted Diluted EPS	$0.15	$0.15	$0.66	$0.69

Weighted average diluted shares outstanding	78,163	79,304	78,328	93,477
Note: Some of the totals in the table above do not foot due to rounding differences.

Reconciliation of Adjusted SG&A and Adjusted SG&A Percent of Net Revenue to SG&A
	Three Months Ended		Nine Months Ended
In thousands	September 30, 2023	October 1, 2022	September 30, 2023	October 1, 2022
SG&A	$249,705	$225,028	$743,598	$681,411
Stock compensation expense (a)	5,252	3,168	15,040	10,540
ERP implementation expenses (f)	173	—	173	—
Other (k)	2,802	(199)	3,278	1,896
Adjusted SG&A	$241,478	$222,059	$725,107	$668,975

SG&A Percent of Net Revenue	46.9%	45.1%	45.9%	44.3%
Adjusted SG&A Percent of Net Revenue	45.4%	44.5%	44.8%	43.5%
Note: Percentages reflect line item as a percentage of net revenue.

(a)Non-cash charges related to stock-based compensation programs, which vary from period to period depending on the timing of awards and performance vesting conditions.
(b)Reflects write-off related to impairment of long-lived assets, primarily goodwill of the Legacy Segment, Walmart contracts and relationship asset, property and equipment at Walmart stores and associated with our AC Lens business, and impairment of property, equipment and lease-related assets on closed or underperforming stores.
(c)Amortization of the increase in carrying values of finite-lived intangible assets resulting from the application of purchase accounting following the acquisition of the Company by affiliates of KKR & Co. Inc.
(d)Amortization of deferred financing costs and other non-cash charges related to our long-term debt. We adjust for amortization of deferred financing costs related to the 2025 Notes only when adjustment for these costs is not required in the calculation of diluted earnings per share under U.S. GAAP.
(e)Reflects losses (gains) recognized in interest expense (income), net on change in fair value of de-designated hedges.
(f)Costs related to the Company's ERP implementation.
(g)Other adjustments include amounts that management believes are not representative of our operating performance (amounts in brackets represent reductions in Adjusted Operating Income, Adjusted Diluted EPS and Adjusted EBITDA), which are primarily costs related to the termination of the Walmart partnership of $2.1 million for the three and nine months ended September 30, 2023, excess payroll taxes on vesting of restricted stock units and exercises of stock options, executive severance and relocation and other expenses and adjustments, including losses on other investments of $0.3 million for the nine months ended October 1, 2022.
(h)Tax expense (benefit) associated with accounting guidance requiring excess tax expense (benefit) related to vesting of restricted stock units and exercises of stock options to be recorded in earnings as discrete items in the reporting period in which they occur.
(i)Represents the income tax effect of the total adjustments at our combined statutory federal and state income tax rates, excluding Walmart goodwill impairment charges of $60.1 million for the three and nine months ended September 30, 2023.
(j)Reflects other expenses in (g) above, including debt issuance costs of $0.2 million for the nine months ended September 30, 2023.

(k)Reflects other expenses in (g) above, except for immaterial amounts for the three and nine months ended September 30, 2023, losses on other investments of $0.3 million for the nine months ended October 1, 2022, and optometrist-related employee retention bonuses of $0.3 million for the three and nine months ended September 30, 2023.

Reconciliation of Adjusted Comparable Store Sales Growth to Total Comparable Store Sales Growth
	Comparable store sales growth (a)
	Three Months Ended September 30, 2023	Three Months Ended October 1, 2022	Nine Months Ended September 30, 2023	Nine Months Ended October 1, 2022	2023 Outlook (b)
Owned & Host segment
America’s Best	5.7%	(7.8)%	3.0%	(9.4)%
Eyeglass World	(1.2)%	(7.8)%	(1.7)%	(7.7)%
Military	3.8%	(6.3)%	2.3%	(5.5)%
Fred Meyer	(3.7)%	(7.6)%	(5.9)%	(5.4)%
Legacy segment	1.0%	(10.7)%	(0.7)%	(9.3)%

Total comparable store sales growth	3.8%	(8.0)%	2.3%	(8.0)%	~2%
Adjusted Comparable Store Sales Growth (b)	4.3%	(8.1)%	2.0%	(9.1)%	~2%
(a) Total comparable store sales is calculated based on consolidated net revenue excluding the impact of (i) Corporate/Other segment net revenue, (ii) sales from stores opened less than 13 months, (iii) stores closed in the periods presented, (iv) sales from partial months of operation when stores do not open or close on the first day of the month and (v) if applicable, the impact of a 53rd week in a fiscal year. Brand-level comparable store sales growth is calculated based on cash basis revenues consistent with what the CODM reviews, and consistent with reportable segment revenues presented in Note 11. “Segment Reporting” in our unaudited condensed consolidated financial statements included in Part I. Item 1. in our Quarterly Report on Form 10-Q for the period ended September 30, 2023, with the exception of the Legacy segment, which is adjusted as noted in (b) (ii) below.
(b) There are two differences between total comparable store sales growth based on consolidated net revenue and Adjusted Comparable Store Sales Growth: (i) Adjusted Comparable Store Sales Growth includes the effect of deferred and unearned revenue as if such revenues were earned at the point of sale, resulting in the following changes from total comparable store sales growth based on consolidated net revenue: an increase of 0.4% for the three months ended September 30, 2023, and a decrease of 0.2% and a decrease of 1.0% for the nine months ended September 30, 2023 and October 1, 2022, respectively; and (ii) Adjusted Comparable Store Sales Growth includes retail sales to the Legacy partner’s customers (rather than the revenues recognized consistent with the management & services agreement with the Legacy partner), resulting in the following changes from total comparable store sales growth based on consolidated net revenue: an increase of 0.1% and a decrease of 0.1% for the three months ended September 30, 2023 and October 1, 2022, respectively, and a decrease of 0.1% and a decrease of 0.1% for the nine months ended September 30, 2023 and October 1, 2022, respectively; (iii) with respect to the Company’s 2023 Outlook, Adjusted Comparable Store Sales Growth includes an estimated 0.5% decrease for the effect of deferred and unearned revenue as if such revenues were earned at the point of sale and retail sales to the Legacy partner’s customers (rather than the revenues recognized consistent with the management & services agreement).

Investor contact:
Caitlin Churchill, ICR
investor.relations@nationalvision.com

Media contact:
Racheal Peters
media@nationalvision.com